UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 23, 2016

Fauquier Bankshares, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)
Virginia	000-25805	54-1288193
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		540.347.2700

Not Applicable
______________________________________________
 (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2016, Fauquier Bankshares, Inc. (the "Company"), the parent company of The Fauquier Bank (the "Bank"), announced that effective September 2, 2016, Eric P. Graap will retire from his role as Executive Vice President and Chief Financial Officer of the Company.  Mr. Graap will also be retiring as a director of the Company and the Bank effective September 2, 2016.  The Company's board of directors was notified by Mr. Graap of his pending retirement on June 23, 2016.  Mr. Grasp's decision to retire as an executive officer and director of the Company was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

The Company also announced that its board of directors has appointed Christine E. Headly to succeed Mr. Graap upon his retirement. Ms. Headly will be Executive Vice President and Chief Financial Officer of the Company and the Bank. Since May 2013, Ms. Headly has served as Senior Vice President and Controller of the Bank, and previously served as a Vice President and Controller beginning in 2007 through May 2013. Ms. Headly joined the Bank in 1999 and over the last 17 years has also served as the Financial Analyst. Prior to joining the Bank, Ms. Headly was an economist at the Board of Governors of the Federal Reserve System. She received a Bachelor of Arts degree in Economics from Penn State University and a Master's degree in Business Administration in Finance from The George Washington University School of Business.  Ms. Headly is not a party to any agreement that would be required to be disclosed in this report.

A copy of the Company's press release announcing the actions described above is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

99.1	Press Release dated June 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

June 27, 2016	By:	/s/ Marc J. Bogan

Name: Marc J. Bogan
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated June 27, 2016.